EXHIBIT 10.9

FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN AGREEMENT

     This FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (the “First Amendment”), dated as of the 4th day of November, 2004, is made by and among HORIZON VESSELS, INC., HORIZON OFFSHORE, INC. and HORIZON OFFSHORE CONTRACTORS, INC. (collectively, “Borrower”), and SOUTHTRUST BANK (“Lender”).

W I T N E S S E T H:

     WHEREAS, Borrower and Lender entered into that certain Loan Agreement (Amended and Restated) dated as of June 29, 2001 (as the same has been or may hereafter be amended, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Borrower agreed to borrow, and the Lender agreed to lend, upon and subject to the terms thereof, up to the aggregate principal amount of $7,680,000 (the “Loan”); and

     WHEREAS, the parties now desire to modify certain of the terms and conditions contained in the Loan Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and premises contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed and do hereby agree as follows:

     1. Capitalized terms used in this First Amendment (including the recitals hereof) shall have the meanings assigned to them in the Loan Agreement, as amended by this First Amendment.

     2. The Loan Agreement is hereby amended by adding the following subsection 18 to Section 7.b thereof:

     18. The term “Subordinated Debt” means indebtedness of the Company incurred pursuant to (a) that certain Purchase Agreement dated March 11, 2004, among the Company, the guarantors listed therein and the purchasers listed therein, pursuant to which those certain 16% subordinated secured notes due March 31, 2007, in an aggregated principal amount equal to $65,400,000.00 were issued, as the same may be amended, supplemented or modified from time to time, and (b) that certain Purchase Agreement dated May 27, 2004, among the Company, the guarantors listed therein and the purchasers listed therein, pursuant to which (i) those certain 18% subordinated secured notes due March 31, 2007, in an aggregated principal amount equal to $18,750,000.00 were issued on May 27, 2004, (ii) those certain additional 18% subordinated secured notes due March 31, 2007, in an aggregated principal amount equal to $5,291,865.00 were issued on September 17, 2004, and (iii) those certain additional 18% subordinated secured notes due March 31, 2007, in an aggregated principal amount equal to $9,625,000 were issued on November 4, 2004, as the same may be amended, supplemented or modified from time to time.

     3. The Loan Agreement is hereby amended by amending and restating subsections 9, 11, 12 and 16 of Section 7.b. in their entirety as follows:

     9. The term “TANGIBLE NET WORTH” means, at any particular date, all amounts which, in conformity with GAAP, would be included as stockholder’s equity on a consolidated balance sheet of the Parent and its subsidiaries, including without limitation adjustments for the addition of paid-in-kind interest, discounts and warrant amortization on Subordinated Debt; provided, however, there shall be excluded therefrom (a) any amount at which shares of capital stock of the Parent or any subsidiary appear as an asset on the Parent’s or such subsidiary’s balance sheet, (b) goodwill, including any amount, however designated, that represent the excess of purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) loans and advances to any stockholder, director, officer, or employee of the Parent or any subsidiary or any affiliate, and (e) all other assets which are properly classified as intangible assets.

     11. The term “EBITDA” means for the Company and its Subsidiaries, on a consolidated basis, for any period, the sum of (a) Net Income before gains and losses on sales of assets (to the extent such gains and losses are included in earnings), plus (b) Tax Expense, plus (c) depreciation and amortization (including accelerated amortization of prepaid loan fees, discounts and warrant expense, as required by GAAP), plus (d) Interest Expense.

     12. The term “CASH INTEREST” means, for any period, the consolidated Interest Expense of the Company and its Subsidiaries for such period, determined in accordance with GAAP applied consistently, less (a) interest related to the Subordinated Debt (which is in fact paid-in-kind) and (b) all amounts included in Interest Expense, in accordance with GAAP, for amortization of debt fees, discounts and warrant expense.

     16. The term “EBITDAR” means for the Company and its Subsidiaries, on a consolidated basis, for any period, the sum of (a) Net Income before gains and losses on sales of assets (to the extent such gains and losses are included in earnings), plus (b) Tax Expense, plus (c) depreciation and amortization (including accelerated amortization of prepaid loan fees, discounts and warrant expense, as required by GAAP), plus (d) Interest Expense, plus (e) restructuring charges, including costs of professional advisors to the Company and its subsidiaries (including costs of professional advisors to the Company’s lenders and other creditors which are required to be paid by the Company or its Subsidiaries).

     4. It is further understood and agreed by and among the parties hereto that all terms and conditions of the Loan Agreement, except as herein modified, shall remain in full force and effect.

     5. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

BORROWER:		LENDER:

HORIZON VESSELS, INC.		SOUTHTRUST BANK

By:	/s/ David W. Sharp	By:	/s/ David Molina

Name: David W. Sharp		Name: David Molina
Title: Executive Vice President		Title: Senior Vice President

HORIZON OFFSHORE, INC.

By:	/s/ David W. Sharp

Name: David W. Sharp
Title: Executive Vice President

HORIZON OFFSHORE CONTRACTORS, INC.

By:	/s/ David W. Sharp

Name: David W. Sharp
Title: Executive Vice President

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